Exhibit (10.8)

Form of Director Annual RSU Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
FORM OF DIRECTOR ANNUAL RSU AWARD AGREEMENT

Restricted Stock Units

This grant notice documents an award (the “Award”) of Restricted Stock Units (“RSUs”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”), and as set forth in this Award Agreement, including Attachment A-BOD. Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.

Summary of Award Terms

Name of Participant:	[Name] (“Participant”)
Number of Restricted Stock Units:	[Number]
Grant Date Share Price:	[Price]
Grant Date:	[Grant Date] (“Grant Date”)
Vest Date:	[Vesting Date/Schedule]
Settlement Date:	[Vesting Date]

1.Voting Rights and Dividend Equivalents
As a holder of RSUs, during the period from the Grant Date until the date the RSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional RSUs (“Dividend Equivalent RSUs”). The number of Dividend Equivalent RSUs will be determined as follows: multiply the number of RSUs and Dividend Equivalent RSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent RSUs will be subject to the same terms and conditions as the original RSUs that gave rise to them, including vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent RSUs on the date the RSUs are paid, the resulting fractional share units may be paid as cash, fractional shares, or rounded up to the nearest full share based on administrative preference of the Company. This Award represents an unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.

2.    Vesting and Payment
If you remain a Non-Employee Director through the Vest Date, the Award will be paid on the Settlement Date, except in the case of death or Disability. In the case of death or Disability, the Award will be fully vested and payment will be made by the later of the end of the calendar year or two and a half months following the date of death or Disability, as applicable. If you leave the Board without cause before the Vest Date, you will retain a pro-rata portion of your Award based on days of service during the vesting period, subject to the terms and conditions governing the Award.

Notwithstanding the foregoing, in the event of a Change in Control, payment shall be made pursuant to the terms provided in the Plan.

Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.

3.    Entire Agreement
This Award Agreement including Attachment A-BOD, the Plan, and the Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understanding and/or agreements that have been entered by you with the Company regarding this specific Award. Any legal action related to this Award may be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

THE PROCTER & GAMBLE COMPANY
Balaji Purushothaman

Chief Human Resources Officer

Attachment A

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award
By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) the Award will not be interpreted to form an employment relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Company; vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value, and potentially have no value; viii) my participation in the Plan shall not interfere with the ability of the Company to terminate my directorship at any time, with or without cause; and ix) no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release the Company from any such claim that may arise.

Data Privacy
P&G collects and processes your personal data in line with applicable laws and regulations and in accordance with P&G’s Global Employee Privacy Policy. I hereby explicitly consent to the collection, use, and transfer, in electronic or other form, of my personal data as described in this document for purposes of implementing, administering, and managing my participation in the Plan.

I understand that P&G holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in my favor, for the purpose of implementing, administering, and managing the Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer, and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes
Regardless of any action P&G takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting, exercise, settlement, subsequent sale of shares acquired, receipt of any dividends or dividend equivalents, or potential impact of current or future tax legislation in any jurisdiction; and (2) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G to satisfy all withholding and payment on account obligations of P&G. In this regard, I authorize P&G to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G any amount of Tax-Related Items that P&G may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.